Exhibit 10.13
PIXELWORKS, INC.
2009 EXECUTIVE EMPLOYMENT AGREEMENT
     This Agreement (the “Agreement”) is made and entered into effective as of April 1, 2009 (the “Effective Date”), by and between Bruce Walicek (the “Executive”) and Pixelworks, Inc., an Oregon corporation (the “Company”).
     Executive has served as the Company’s CEO from January 1, 2008. This Agreement defines the terms of his employment from April 1, 2009.
AGREEMENT
     In consideration of the mutual covenants herein contained, the parties agree as follows:
     1. Employment. The Company employs Executive as Chief Executive Officer.
          (a) Compensation and Options. Company employs Executive at the base salary defined in Exhibit A, with the bonus plan defined in Exhibit A, and with the option award defined in Exhibit A. The Company shall pay all bonus payments to Executive no later than March 15 of the year following the year in which a bonus is earned.
          (b) At Will. Executive acknowledge that the Executive’s employment is and shall continue to be at-will, as defined under applicable law. Company or Executive may terminate this Agreement by notice pursuant to Section 3(b) hereof. If the Executive’s employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination, subject to Section 14(b) hereof.
          (c) Duties. Executive shall perform such officer level duties and have such officer level authority and responsibility as is usual and customary for a Chief Executive Officer, plus any additional officer level duties as may reasonably be assigned from time to time by the Board, including but not limited to providing services as an officer and/or as a member of the boards of directors to one or more of the Company’s subsidiaries or affiliates. Executive shall perform the duties and carry out the responsibilities assigned to Executive, to the best of his ability, in a trustworthy, businesslike and efficient manner for the purpose of advancing the business of the Company and shall comply with the Company’s policies and procedures, as generally in effect from time to time, in all material respects. Except as otherwise approved by the Board in writing, Executive shall devote substantially all of his business time to the performance of his duties under this Agreement.
     2. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
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     1.
          (a) Cause. “Cause” shall mean Executive engaged in any one or more of the following: (i) a material act of dishonesty, fraud, misconduct , or willful violation of any material law, ethical rule or fiduciary duty that is in connection with Executive’s responsibilities as an Executive of the Company; (ii) acts constituting a felony or moral turpitude which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or (iii) repeated willful failure to perform Executive’s duties as an employee of the Company and the failure to effect such cure within thirty (30) days after written notice of such violation or breach is given to Executive; or (iv) the willful violation of any material Company policy or procedure, or breach of any material provision of this Agreement or other agreement with the Company, and if such violation or breach is susceptible of cure, the failure to effect such cure within thirty (30) days after written notice of such violation or breach is given to Executive.
          (b) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:
               (i) the approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, or of a subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in effective voting control over the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
               (ii) the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;
               (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or
               (iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors who are either identified in (A) or identified as their successors elected under this clause (B).
          (c) Good Reason Event. A “Good Reason Event” shall be any of the following: (i) without the Executive’s express written consent, a material diminution of the Executive’s duties, authority or responsibilities; (ii) without the Executive’s express written
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consent, a reduction by the Company of the Executive’s base salary; (iii) without the Executive’s express written consent, the imposition of a requirement that Executive’s primary place of employment be at a facility or a location more than fifty (50) miles from the Executive’s current work location, provided that such requirement to relocate materially increases the Executive’s commute; or (iv) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 7 below.
          (d) Involuntary Termination. “Involuntary Termination” shall mean (i) any termination of the Executive’s employment by the Company which is not effected for valid Cause; or (ii) any termination by the Executive for Good Reason.
          (e) Termination Date. “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other hereunder.
     2. Term and Termination of Agreement.
          (a) Term. Mr. Walicek’s term in office, and measurement of any seniority-dependent benefits the Company may from time to time make available, shall be measured from January 1, 2008. This Agreement shall continue until terminated by either party as provided under this Section 3.
          (b) Notice of Termination; Effective Date.
               (i) By Company. Company may terminate Executive’s employment without Cause on thirty (30) days’ notice or, at its election, may pay Executive in lieu of any required notice. Company may terminate Executive’s employment immediately for Cause. If the Company claims Cause, the Company’s notice shall set forth the basis for the “Cause.”
               (ii) By Executive With Good Reason. Executive may terminate his employment for Good Reason by providing written notice of good reason termination within thirty (30) days after Executive has received Notice, or has actual knowledge, whichever is first, of the initial occurrence of the alleged Good Reason Event (“Notice of Good Reason Termination”). His Notice of Good Reason Termination must (x) identify the Good Reason Event and the date of its initial existence; (y) invite the Company to remedy the Good Reason Event, and (z) state the Executive’s intention to terminate his employment for Good Reason as of a Termination Date no more than ten (10) days following the expiration of the Company’s cure period described in the next sentence. Before a Termination for Good Reason shall be effective, the Company shall have a period of thirty (30) days from the date it receives Executive’s Notice of Good Reason Termination to remedy the conditions claimed to give rise to a Good Reason Event. If the Company fails to remedy the conditions claimed to give rise to a Good Reason Event by the end of the thirty (30) day cure period, Executive’s Termination for Good Reason will be effective on the Termination Date stated in the Notice of Good Reason Termination.
               (iii) By Executive, Other than for Good Reason. Executive may voluntarily terminate Executive’s employment without Good Reason upon notice of termination to Company, which notice identifies the Termination Date. A voluntary termination will be effective on the identified Termination Date.
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     3. Termination Benefits on Involuntary Termination. If Executive’s employment has terminated as a result of an Involuntary Termination, and if Executive signs and does not revoke the release of claims with the Company (in a form acceptable to the Company) pursuant to Section 8 hereof (the “Release”), Executive shall be entitled to the following Involuntary Termination benefits as of the Termination Date:
          (a) Equity Acceleration within a Control Change Window. If the Termination Date is within a Control Change Window (as defined below), (i) fifty percent (50%) of the shares underlying the options that are unvested as of the Termination Date that were granted to Executive shall vest so that Executive will be treated as being vested in and able to exercise, pursuant to the terms thereof, fifty percent (50%) of the shares underlying such unvested options; and (ii) fifty percent (50%) of the restricted stock units that are unvested as of the Termination Date that were granted to Executive shall vest so that the Company’s right of repurchase shall lapse with respect to fifty (50%) of the shares underlying such unvested restricted stock units, as of the later of the Termination Date or the Change of Control. The particular fifty percent (50%) will be the fifty (50%) that, in the ordinary course absent any termination of Executive’s employment, would first have become vested. A “Control Change Window” is defined as the period between (x) the earlier of: (i) a Change of Control itself or (ii) the signing of a definitive agreement for a Change of Control that leads to the Change of Control contemplated in that agreement within twelve (12) months, and (y) twelve (12) months after the Change of Control. If Executive vests in his equity awards under this paragraph as of a Change of Control that occurs after the Termination Date, Executive shall have three (3) months from the date of the Change of Control to (i) exercise his newly-vested options, and (ii) buy back any restricted stock units that the Company repurchased, but otherwise would have vested, at the price the Company purchased them from Executive.
          (b) Severance Pay. The Company will pay the termination-base salary and the termination-base target bonus, each as defined on Exhibit A, and any bonus earned with respect to the prior year that has not yet then been paid, in a lump sum on or before the first regularly scheduled pay immediately following the Release Deadline (as defined below) pursuant to Section 8. All payments to Executive shall be reduced by such amounts as are required to be withheld by law.
          (c) COBRA Benefits. Provided Executive is eligible and properly elects coverage, the Company will pay all COBRA premiums to extend Executive’s group health insurance coverage for twelve (12) months following the Termination Date.
     4. Accrued Wages and Vacation, Expenses always payable. Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) the Company shall pay the Executive any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay Executive all of Executive’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by Executive, the Company shall reimburse Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly following termination and within the period of time mandated by law.
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     5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the United States Internal Revenue Code (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either
          (a) delivered in full, or
          (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.
Any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section. All payments made under this Agreement shall be subject to reduction for all applicable federal, state, and local tax withholdings and any other required withholdings. Any reduction payments and/or benefits required by this Agreement shall occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.
     6. Successors.
          (a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.
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          (b) Executive’s Successors. Without the written consent of the Company, Executive may not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     7. Execution of Release Agreement upon Termination. As a condition of receiving the benefits under Section 4 of this Agreement, Executive must sign and not revoke a Release, so that the Release is fully effective no later than sixty (60) days following Executive’s separation from service (the “Release Deadline”). No benefits under Section 4 will be paid or provided until the Release becomes effective. In the event the separation occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year in which Executive’s separation occurs, any benefits that would otherwise be considered Deferred Payments (as defined in Section 10) will be paid or commence to be paid, as applicable, on the first regularly scheduled pay date immediately following the Release Deadline, subject to Section 10 below.
     8. Litigation/Audit Cooperation. Following the termination of Executive’s employment for any reason, Executive shall reasonably cooperate with the Company or any of its subsidiaries or affiliates (the “Company Group”) in connection with (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving any member of the Company Group with respect to matters relating to Executive’s employment with or service as a member of the board of directors of any member of the Company Group other than a third party proceeding in which Executive is a named party and Executive and the Company (or the applicable member(s) of the Company Group) have not entered into a mutually acceptable joint defense agreement (collectively, “Litigation”) or (b) for a two (2) year period following the Termination Date, any audit of the financial statements of any member of the Company Group with respect to the period of time when Executive was employed by any member of the Company Group (“Audit”). Executive acknowledges that such cooperation may include, but shall not be limited to, Executive making himself available to the Company or any other member of the Company Group (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of the Company or any member of the Company Group to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to the Company or any member of the Company Group pertinent information related to any Litigation or Audit; (iv) providing information and legal representations to the auditors of the Company or any member or any member of the Company Group, in a form and within a timeframe requested by the Board, with respect to the Company’s or any member of the Company Group’s opening balance sheet valuation of intangibles and financial statements for the period in which Executive was employed by the Company or any member of the Company Group; and (v) turning over to the Company or any member of the Company Group any documents relevant to any Litigation or Audit that are or may come into Executive’s possession. The Company shall reimburse Executive for reasonable travel expenses incurred in connection with providing the services under this Section 9, including lodging and meals, upon Executive’s submission of receipts. The Company shall also compensate Executive for each hour that Executive provides cooperation in
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connection with this Section 9 at an hourly rate equal to Executive’s termination-base salary plus his termination-base bonus, each as defined on Exhibit A, divided by 2080. Executive shall submit invoices for any month in which Executive performs services pursuant to this Section 9 that details the amount of time and a description of the services rendered for each separate day that Executive performed such services. Any reimbursement requests pursuant to this Section 9 must be submitted within sixty (60) days of the day Executive incurs such expenses. The Company shall reimburse Executive within fifteen (15) days of receiving a reimbursement request from Executive.
     9. 409A Savings Clause.
          (a) Notwithstanding anything to the contrary in this Agreement, no Deferred Payments (as defined below) or other severance benefits that otherwise are exempt from Section 409A (as defined below) pursuant to Treasury Regulation Section 1.409A-1(b)(9) shall become payable until Executive has a “separation from service” within the meaning of Section 409A.
          (b) Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of his separation from service (other than due to death), and the severance payments and benefits payable to him, if any, pursuant to the Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”), such Deferred Payments that otherwise are payable within the first six (6) months following his separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of his separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Executive’s death following his separation from service but prior to the six (6) month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
          (c) Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes of the Agreement. Any severance payment that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Payments for purposes of the Agreement. For purposes of this Agreement, “Section 409A Limit” means the lesser of 2 times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of his termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which your employment is terminated.
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          (d) Any reimbursement payments made to Executive pursuant to Section 5 shall be paid to the Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to Section 5 are not subject to liquidation or exchange for another benefit, and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.
          (e) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.
     10. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
     11. Arbitration.
          (a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Portland, Oregon in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.
          (b) The arbitrator(s) shall apply Oregon law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in Oregon for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.
          (c) Executive understands that nothing in this Section modifies Executive’s at-will employment status. Either Executive or the Company can terminate the employment relationship at any time, with or without Cause.
          (d) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT
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SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:
               (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.
               (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL CONSTITUTION OR STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND THE CALIFORNIA LABOR CODE (except for claims for underlying workers’ compensation benefits); and
               (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.
     12. Proprietary Information and Inventions Assignment Agreement. Executive shall execute and comply with the terms of the Company’s standard Proprietary Information and Inventions Assignment Agreement.
     13. Miscellaneous Provisions.
          (a) Effect of Any Statutory Benefits. If any severance benefits are required to be paid to the Executive upon termination of employment with the Company as a result of any requirement of law or any governmental entity in any applicable jurisdiction, the aggregate amount payable pursuant to Section 4 hereof shall be reduced by such amount.
          (b) Effect of Standard Company Policy. To the extent that any severance benefits are required to be paid to the Executive upon termination of employment with the Company as a result of any standard Company policy, Executive shall be entitled to the greater of benefits available under such policy or under this Agreement, but not both.
          (c) Effect of Standing Severance Agreement. To the extent that any cash severance benefits are provided for the Executive under any agreement between Executive and the Company, those benefits will be paid in addition to the retention benefits payable hereunder.
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          (d) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.
          (e) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (f) Integration; Amendment. This Agreement and any agreements referenced herein represent the entire agreement and understanding between the parties as to the subject matter herein and collectively supersede all prior or contemporaneous agreements, whether written or oral, with respect to the same subject matter, including the employment agreement entered into between Executive and the Company, dated March 31, 2008. For clarification purposes and the avoidance of any doubt, this Agreement shall not affect any agreements between the Company and Executive regarding intellectual property matters or confidential information of the Company. This Agreement may be amended only by a written agreement, signed by the parties to be bound by the amendment that specifically references this Agreement.
          (g) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of Oregon.
          (h) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (i) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.
          (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together will constitute one and the same instrument.
     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Pixelworks, Inc.	Executive

By: /s/ Daniel Heneghan Daniel Heneghan, Board and Compensation Committee Member, for the Company	/s/ Bruce Walicek Bruce Walicek
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EXHIBIT A
Executive: Bruce Walicek

Base Salary:	For 2009: $276,250 annually, payable on standard payroll schedules from April 1, 2009 on, to be reviewed periodically by the Compensation Committee of the Board of Directors.

2009 Bonus Plan:	To be established by the Compensation Committee.

Termination Base	Executive’s Termination-Base Salary and Termination-Base Target Bonus are as follows:

Termination-Base Salary: The higher of actual, annual base salary then in effect, or $325,000.

Termination-Base Target Bonus: The higher of Executive’s actual bonus target for the then-current year, or $325,000.

Equity Awards	Executive’s awards of equity or equity —based compensation shall be as determined from time to time by the Compensation Committee.

Pixelworks, Inc.	Executive

By: /s/ Daniel Heneghan Daniel Heneghan, Board and Compensation Committee Member, for the Company	/s/ Bruce Walicek Bruce Walicek